Exhibit 4.7

HUNTSMAN CORPORATION

2025 STOCK INCENTIVE PLAN

Performance Share Unit Award Agreement

Grantee:
Date of Grant:
Target Number of Performance Share Units:
Maximum Number of Performance Share Units:

1.     Notice of Grant. You are hereby granted pursuant to the Huntsman Corporation 2025 Stock Incentive Plan (the “Plan”) the number of performance-based Restricted Stock Units (“Performance Share Units”) as determined in accordance with Appendix A attached hereto and based upon the Target Number and the Maximum Number of Performance Share Units provided above, whereby each Performance Share Unit represents the right to receive one share of Common Stock of Huntsman Corporation (the “Company”), plus the additional rights to Dividend Equivalents set forth in Section 3, subject to the terms and conditions of the Plan and this Agreement (the “Award”).

2.     No Stockholder Rights. The Performance Share Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Common Stock and shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Performance Share Units lapse in accordance with Section 6.

3.     Dividend Equivalents. On the Vesting Date (as defined below), you are entitled to receive, either as cash or additional Performance Share Units in the sole discretion of the Committee, an amount equal to all dividends or other distributions the Company declares and pays during the applicable performance period set forth in Appendix A attached hereto on the number of Performance Share Units you earn pursuant to this Agreement as determined in accordance with Appendix A, if any.

4.     Restrictions; Forfeiture. The Performance Share Units are restricted in that they may not be sold, transferred or otherwise alienated until the restrictions are removed or expire as described in Section 6 of this Agreement. The Performance Share Units are also restricted in the sense that they may be forfeited to the Company as provided in Section 6 (the “Forfeiture Restrictions”).

5.     Issuance of Common Stock. No shares of Common Stock shall be issued to you prior to the date on which the Performance Share Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Performance Share Units lapse, in accordance with Section 6. After the Performance Share Units vest pursuant to Section 6, the Company shall, promptly and within 60 days of such vesting date, cause to be issued Common Stock registered in your name in payment of such vested Performance Share Units. The Company shall evidence the Common Stock to be issued in payment of such vested Performance Share Units in the manner it deems appropriate. The value of any fractional Performance Share Units shall be rounded down at the time Common Stock is issued to you in connection with the Performance Share Units. No fractional shares of Common Stock, nor the cash value of any fractional shares of Common Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Common Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

6.     Expiration of Restrictions and Risk of Forfeiture.

(a)            Vesting Requirements. Subject to the terms and conditions of this Agreement and the Plan, the Forfeiture Restrictions on the Performance Share Units will lapse and the Performance Share Units will vest, if at all, in accordance with and at the conclusion of the performance period set forth in Appendix A attached hereto (the “Vesting Date”). Shares of Common Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Performance Share Units as set forth in Section 5, provided that you are continuously employed by or providing services to the Company or any of its Subsidiaries from the Date of Grant through the Vesting Date. For purposes of this Agreement, “employed by or providing services to the Company or any of its Subsidiaries,” “service relationship with the Company or any of its Subsidiaries” and similar phrases shall include being an employee or a director of, or a consultant to, the Company or a Subsidiary and, following a spin-off of any Subsidiary of the Company (a “Spin-Off”)as a separate, publicly traded company (“SpinCo”), being an employee or a director of, or a consultant to, SpinCo or its Subsidiaries.

(b)            Adjustments to Performance Share Units Following Performance Period. Immediately following the Committee’s certification of the satisfaction of the applicable performance goals set forth in Appendix A attached hereto, and the applicable level of achievement attained in connection therewith, the number of Performance Share Units as determined in accordance with Appendix A (and the corresponding number of shares of Common Stock to be issued to you in settlement of such Performance Share Units) shall be determined based upon the achievement of the applicable performance goals, taking into account the Target Number and the Maximum Number of Performance Share Units provided above.

(c)            Adjustments in Connection with a Spin-Off. In the event that a Spin-Off occurs prior to the Vesting Date, the Committee may adjust the performance goals set forth in Appendix A, including the performance period or the peer group companies specified therein, as the Committee may deem appropriate to reflect the impact of the Spin-Off on the Award.

7.     Termination of Services. If your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Performance Share Units for which the restrictions have not lapsed as of the date of termination shall become null and void and those Performance Share Units shall be forfeited to the Company. The Performance Share Units for which the restrictions have lapsed as of the date of such termination, including Performance Share Units for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 5.

8.     Change of Control. Upon a Change of Control, the provisions of Section 8(e) of the Plan shall apply.

9.     Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Performance Share Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

10.   Withholding of Tax. To the extent that the receipt or vesting of Performance Share Units (or Dividend Equivalents) or the issuance of shares of Common Stock with respect to Performance Share Units (or Dividend Equivalents) results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless you elect to pay the amount of such obligations to the Company in cash, the Company or such Subsidiary shall withhold (or “net”) such number of Shares otherwise payable to you as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law; provided, that, the number of shares of Common Stock withheld shall be limited to the number of shares of Common Stock having an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of tax withholding obligations determined based on the applicable maximum statutory tax withholding requirements. Notwithstanding the foregoing, to the extent any cash payments are made to you under this Agreement, tax withholding obligations related thereto will be withheld from such payments. No delivery of Shares or other payment shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

11.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. YOU ARE CAUTIONED THAT ISSUANCE OF COMMON STOCK UPON THE VESTING OF PERFORMANCE SHARE UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Common Stock available for issuance.

12.    Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary or interferes in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

13.    No Guarantee of Interests. The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

14.   Clawback. Your rights with respect to this Agreement shall in all events be subject to all rights that the Company may have under any Company recoupment policy, including any policy adopted to conform with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules promulgated thereunder by the Securities and Exchange Commission, or any other agreement or arrangement with you.

15.   Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

16.   Amendment. Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document. This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

17.   Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), or an exemption therefrom, and shall be interpreted, construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A (due to qualifying as a short-term deferral or otherwise) shall be excluded from Section 409A to the maximum extent possible. No payment shall be made under this Agreement if such payment would give rise to taxation under Section 409A to any person, and any amount payable under such provision shall be paid on the earliest date permitted with respect to such provision by Section 409A and not before such date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

18.   General. You agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

HUNTSMAN CORPORATION	GRANTEE

APPENDIX A

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